Exhibit 99.1

PRESS RELEASE

Cyren Announces Appointment of Kenneth Tarpey as Chief Financial Officer

McLean, Va. – January 27, 2021 – Cyren (NASDAQ: CYRN), a provider of email security and threat intelligence solutions, today announced that Kenneth Tarpey will join the Company as Chief Financial Officer, replacing Michael Myshrall, who, after ten years with the company, is moving on to pursue other interests.

Mr. Tarpey joins Cyren with over 30 years of financial leadership experience in both public and private technology companies. Most recently, Mr. Tarpey was the Chief Financial Officer of Videology, a $200 million video advertising platform company. He previously served as the CFO of comScore (NASDAQ: SCOR), a publicly traded digital analytics company with over 1,300 employees and over $300 million of annual revenue. He also held CFO positions at ObjectVideo, a video surveillance software company, Ai Metrix, a network optimization software company, and Proxicom (NASDAQ: PXCM), where he led the company through a successful IPO and its eventual sale to Dimension Data (LSE: DDT). Mr. Tarpey started his career in public accounting as an auditor with PricewaterhouseCoopers.

“Ken is a proven, experienced public company CFO who has provided financial leadership to numerous technology companies throughout his career. He knows what it takes to run public companies and has helped companies scale recurring revenue and improve their financial profile, which is exactly what Cyren needs at this stage,” said Brett Jackson, Cyren’s Chief Executive Officer. “We are excited to have Ken join our executive team; his experience and track record will be invaluable.”

“On behalf of the Cyren Board and our team, I would like to thank Mike Myshrall for all the time, effort and energy he invested in Cyren over the past ten years, and his many contributions and accomplishments,” Mr. Jackson continued. “Mike has been a longstanding and invaluable member of our executive team and we will miss him. I am especially appreciative of Mike partnering with me as I took over as CEO, as well as his commitment to a seamless CFO transition. I wish Mike success as he takes the next step in his career.”

Mr. Tarpey will assume the CFO position effective February 1, and Mr. Myshrall will remain with Cyren through February 28, 2021 to ensure a smooth leadership transition.

About Cyren:

More than 1.3 billion users around the world rely on Cyren’s cloud security solutions to protect them against cyber-attacks and data loss every day. Powered by GlobalView, Cyren’s global security cloud that identifies emerging threats on a global basis in real-time, Cyren (NASDAQ: CYRN) delivers fast time-to-protection with embedded threat detection services, threat intelligence and enterprise email security products for leading email providers, cybersecurity vendors, service providers and enterprises. Learn more at www.cyren.com.

Blog: http://blog.cyren.com

LinkedIn: www.linkedin.com/company/cyren

Twitter: www.twitter.com/CyrenInc

Company Contact
Mike Myshrall, CFO
Cyren
+1.703.760.3320

mike.myshrall@cyren.com